Fo As filed with the Securities and Exchange Commission on May 6, 2005
                                                    Registration No. 333-60698
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 2
                                      TO
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                                   UST Inc.
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            (Exact Name of registrant as specified in its charter)


                Delaware                                 06-1193986
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        (State of incorporation)            (I.R.S. employer identification no.)


         100 West Putnam Avenue
         Greenwich, Connecticut                             06830
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(Address of principal executive offices                  (Zip code)


                   Amended and Restated Stock Incentive Plan
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                           (Full title of the plan)


                          RICHARD A. KOHLBERGER, ESQ.
             Senior Vice President, General Counsel and Secretary
             100 West Putnam Avenue, Greenwich, Connecticut 06830
                                (203) 661-1100
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(Name, address and telephone number, including area code, of agent for service)

                                   Copy to:

                            DAVID J. FRIEDMAN, ESQ.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square, New York, New York 10036



EXPLANATORY NOTE

A total of 6,000,000 shares of common stock of UST Inc. (the "Company" or "Registrant") were registered in connection with the Company's Amended and Restated Stock Incentive Plan (the "2001 Plan") by a registration statement on Form S-8, File No. 333-60698, filed on May 11, 2001 (as amended by Post-Effective Amendment No. 2, filed on May 9, 2003, the "2001 Form S-8"). On May 3, 2005, the stockholders of the Company approved the Company's 2005 Long Term Incentive Plan (the "2005 Plan"), reserving 10,000,000 shares for options, restricted stock, and a variety of other types of awards. As of the date hereof, of the 6,000,000 shares registered in connection with the 2001 Plan, 3,502,470 shares (i) have not been issued and are not subject to issuance upon the exercise of outstanding awards granted or (ii) were subject to outstanding awards that subsequently ceased to be subject to such awards (as a result of cancellations, termination, forfeitures or expirations of options).

This Post-Effective Amendment No. 2 to the 2001 Form S-8 is filed to provide that up to 3,502,470 shares available for issuance under the 2001 Plan will no longer be available for offer and sale under the 2001 Plan, but will be available for offer and sale under the 2005 Plan. On or about the date hereof, the Company is filing a registration statement (the "2005 Form S-8") which is carrying forward the 3,502,470 shares under the 2001 Plan and 5 shares of common stock registered in connection with the UST Inc. Nonemployee Directors' Stock Option Plan (the "1995 Plan") by a registration statement on Form S-8, File No. 033-59229, filed on May 11, 1995 (the "1995 Form S-8").

Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth at pages 123-124 of the Division of Corporation Finance's Manual of Publicly Available Telephone Interpretations, dated July 1997 (see G. Securities Act Forms, number 89) 3,502,470 shares of common stock registered on the 2001 Form S-8 are carried forward to, and deemed covered by, the 2005 Form S-8. In addition, 5 shares of common stock registered on the 1995 Form S-8 are carried forward to, and deemed covered by, the 2005 Form S-8, by a Post-Effective Amendment No. 1 to the 1995 Form S-8 filed on or about the date hereof. No additional registration fee is due with respect to the shares covered being carried forward as all were covered by prior Forms S-8.

In addition, any shares that are not issued pursuant to outstanding options granted under the 2001 Plan, such as when a currently outstanding option expires, is cancelled, terminated or is forfeited, will be carried forward for issuance in connection with the 2005 Plan and deemed covered by this Post-Effective Amendment No. 2 to the 2001 Form S-8.

Shares remain subject to outstanding options previously granted under the 2001 Plan and the 1995 Plan and consequently the 2001 Form S-8 and the 1995 Form S-8 will remain in effect to cover the potential exercise of such outstanding options.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement filed by the Company under Registration File No. 333-60698 with respect to securities offered pursuant to the 2001 Plan are hereby incorporated by reference herein.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on this 6th day of May, 2005.

                                         UST INC.

                                         By:/s/ VINCENT A. GIERER, JR.
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                                            Name:  Vincent A. Gierer, Jr.
                                            Title: Chairman of the Board
                                                   Chief Executive Officer
                                                   and President